Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities and Other Financial Leverage” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Post-Effective Amendment No. 1 to File No. 333-203474) of Guggenheim Strategic Opportunities Fund of our report dated July 30, 2018 on the financial statements and financial highlights of Guggenheim Strategic Opportunities Fund included in the May 31, 2018 Annual Report to Shareholders.
                                                                                    /s/ Ernst & Young LLP
Tysons, Virginia
June 27, 2019